EXHIBIT 10.1

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT dated as of June 6, 2005 (this "Agreement") is between PNM Resources, Inc., a New Mexico corporation ("Resources"), and TNP Enterprises, Inc., a Texas corporation ("TNPE").

WHEREAS, Resources has acquired 100% of the issued and outstanding common stock, no par value, of TNPE from SW Acquisition, L.P., pursuant to that certain Stock Purchase Agreement dated as of July 24, 2004 (the "SPA");

WHEREAS, in furtherance of its obligations under Section 6.07 of the SPA, Resources has caused TNPE to issue the notices of redemption contemplated by paragraphs (a) and (b) of such Section 6.07; and

WHEREAS, in connection with the consummation of its acquisition of all of the common stock of TNPE, Resources is providing funds to TNPE so that, when taken together with other funds available to TNPE, TNPE will have sufficient funds to effect (i) the payment in full of all amounts due and payable under the Credit Agreement as contemplated by paragraph (c) of Section 6.07 of the SPA and (ii) the redemptions pursuant to paragraphs (a) and (b) of such Section 6.07;

NOW, THEREFORE, in consideration of the promises and representations and warranties set forth herein, the parties hereto agree as follows:

1.         Resources agrees that it will provide to TNPE such amounts as, when taken together with other funds available to TNPE for such purpose (including, but without limitation, funds provided by the subsidiaries of TNPE, whether by way of dividend or distribution, repayment of intercompany advances, loan or otherwise), shall be necessary to enable TNPE timely to effect (i) the final prepayment in full of all amounts due and payable under the Credit Agreement in connection with the prepayment in full thereunder and (ii) the final redemption in full on July 6, 2005 of TNPE's (A) 10.25% Notes, (B) Series D Preferred Stock and (C) Series C Preferred Stock.  Cash amounts to be provided by Resources shall be provided as cash equity contributions to TNPE, in each case on such terms and conditions as Resources and TNPE shall agree (such terms and conditions to be appropriately reflected on the respective books and records of the parties).  On or about the date of this Agreement, Resources shall make a cash equity contribution to TNPE in the amount of $111,084,782.23 for the purpose of paying in full all amount due and payable under the Credit Agreement.

2.         Each of Resources and TNPE hereby represent and warrant to the other as follows:

(a)        It is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business in all material respects as it is currently conducted.

(b)        Other than the filings and/or notices required to effect the Transaction, no notice, reports or other filings are required to be made by it or its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it or its Subsidiaries from, any Governmental or Regulatory Authority, in connection with the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

(c)        The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other Lien on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract binding upon it or any of its Subsidiaries or any laws or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its or its Subsidiaries' Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not be reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

(d)        It has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement.  This Agreement is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.         Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.         Neither party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto and any such purported assignment shall be null and void.

5.         This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

6.         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW MEXICO WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

7.         Capitalized terms used, but not defined herein shall have the meanings ascribed to such terms in the SPA.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

PNM RESOURCES, INC.

By:  /s/ Terry R. Horn
Terry R. Horn
Vice President, Corporate Secretary and Treasurer

TNP ENTERPRISES, INC.

By:  /s/ Terry R. Horn
Terry R. Horn
Vice President, Secretary and Treasurer